www.TractorSupply.com

TRACTOR SUPPLY COMPANY DECLARES QUARTERLY DIVIDEND

Brentwood, TN, February 6, 2020 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that its Board of Directors declared a quarterly cash dividend of $0.35 per share of the Company’s common stock.

The dividend will be paid on March 10, 2020, to stockholders of record of the Company’s common stock as of the close of business on February 24, 2020.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With more than 32,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At December 28, 2019, the Company operated 1,844 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.
Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 28, 2019, the Company operated 180 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.